Exhibit 10.61

1st AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS 1ST AMENDMENT TO EMPLOYMENT AGREEMENT (“1st Amendment”) is made as of August 8, 2013 (“Effective Date”) between Univar Inc., a Delaware corporation (“Univar”), and Christopher Oversby (“Executive”). It amends the Employment Agreement entered into between Univar and Executive on September 4, 2012 (“Employment Agreement”).

AMENDMENT

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and Univar agree to amend the Employment Agreement, pursuant to Section 21 of such agreement, as follows:

Section 3.3 is eliminated in its entirety and a new Section 3.3 is inserted to read as follows:

3.3 One-Time Stock Option Grant. As of the effective date of this 1st Amendment, Executive shall be granted 100,000 stock options to purchase shares of Univar common stock pursuant to the Univar Inc. 2011 Stock Incentive Plan and the stock option agreement governing such award. The stock options will be non-qualified with an exercise price equal to the fair market value on the date of grant. The options will vest annually in equal installments over a period of two years, beginning on the first anniversary date of the Effective Date, subject to Executive’s continued employment by Univar.

For purposes of Sections 5.2.4, 5.3 and 5.4, “Energy Vertical Bonus” and “Target Energy Vertical Bonus” shall each mean the amount of $200,000. This amount shall be used in calculating the amounts in Sections 5.2.4,5.3 and 5.3.

IN WITNESS WHEREOF, the parties have duly signed and delivered this 1st Amendment as of the Effective Date.

UNIVAR INC.

By	/s/ J. Erik Fyrwald
J. Erik Fyrwald
President and Chief Executive Officer

EXECUTIVE

/s/ Christopher Overby
Christopher Overby

Oversby 1st Amendment to Employment Agreement